Lang Michener LLP
BARRISTERS & SOLICITORS

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File Number: 57562-0012-general

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Direct Line: (604) 691-7493
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September 29, 2006

Exhibit 5.1

Uranium Energy Corp.
9801 Anderson Mill Road, Suite 37B3
Coquitlam, British Columbia, Canada, V3B 3K9

Attention:       Mr. Amir Adnani, President

Dear Sirs:

Uranium Energy Corp. - Registration Statement on Form SB-2

          I have acted as counsel for Uranium Energy Corp., a Nevada corporation (the "Company"), in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, relating to the offering of 5,091,000 shares of the Company's common stock (the "Shares") by the selling shareholders named in the Registration Statement (the "Selling Shareholders").

          In rendering the opinion set forth below, I have reviewed: (a) the Registration Statement dated September 29, 2006; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings, including resolutions of the directors approving the issuance of the Shares to the Selling Shareholders; (e) subscription agreements entered into between the Selling Shareholders and the Company for the purchase of the Shares; (f) an Officer's Certificate executed by Amir Adnani, President and Chief Executive Officer of the Company; and other documents as I have deemed relevant.

          For purposes of this opinion, I have not reviewed any documents other than the documents listed in (a) through (f) above. In particular, I have not reviewed, and express no opinion on, any document (other than the documents listed in (a) through (f) above) that is referred to or incorporated by reference into, the documents reviewed by me.

          Based upon the foregoing, I am of the opinion that the Shares to be sold by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company's common stock.

          My opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

    the foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. I have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company;

    I have assumed (i) the genuineness of all signatures on documents examined by me, (ii) the authenticity of all documents submitted to me as originals, (iii) the conformity to authentic originals of all documents submitted to me as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to me for my review, have not been and will not be altered or amended in any respect;

    I have assumed that each subscription agreement executed between the Selling Shareholders and the Company pursuant to which the Shares have been issued has been duly executed by each party and constitutes the legal, valid and binding obligations of the parties thereto and that such agreements are enforceable against each of the parties thereto in accordance with their respective terms; and

    I have assumed that each of the statements made and certified in the attached Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, remains true and correct on the date hereof.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being referred to in the section of the Registration Statement and the prospectus included therein entitled "Legal Matters".

Yours truly,

/s/ Herbert I. Ono

Herbert (Herb) I. Ono*

*Licensed to Practice in the State of California